LICENSE AGREEMENT

This Agreement is dated as of May 1, 2009 (the “Effective Date”) and made among:

(1)New World IP, LLC a limited liability company organized under the laws of the State of Delaware and a direct subsidiary of Full Circle Partners, LP, whose principal offices are located at 800 Westchester Avenue, Suite S-620, Rye Brook, NY  10573 (“Licensor”);

and

(2) Zoo Publishing, Inc., a corporation organized under the laws of the State of New Jersey, whose principal offices are located at 3805 Edwards Road, Suite 605, Cincinnati, Ohio 45209 (“Publisher”).

and

 Zoo Entertainment Inc., a corporation organized under the laws of the State of Delaware,  whose principal offices are located at 2121 Avenue of the Stars, Suite 2250  Los Angeles, CA  90067 (“Parent”).

WHEREAS:

(a) Licensor acquired on the date hereof the computer video games listed on Schedule A (each a “Game”, collectively, the “Games”) pursuant to a certain Agreement for the sale and purchase of certain assets of Empire Interactive Europe Limited (In Administration) (“Purchase Agreement”) among Empire Interactive Europe Limited (In Administration), the Licensor and Ian James Cornfield and Jane Bronwen Moriarity.

(b) The Publisher desires to acquire all the rights of Licensor in the Games that Licensor acquired pursuant to the Purchase Agreement, and Licensor desires to grant such rights to the Publisher, with respect to the exploitation of the Games throughout the world.

NOW, THEREFORE, in consideration of covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. GRANT OF RIGHTS

1.1   Licensor hereby grants the Publisher all of its rights to the exclusive, royalty-bearing, worldwide right to manufacture, use, sell, make, have made, import , reproduce, modify, further develop, distribute, rent, market and exploit, advertise and promote (including the right to sublicense), via all means now known or hereafter developed, (i) the Games, and (ii) the materials related thereto, including the right to exercise any and all rights which Licensor may have or hereafter obtain with respect to the Games or any element thereof, including without limitation the right to exercise options and the right to prosecute and defend any claims of infringement from Effective Date until the termination of this Agreement.

1.2  Licensor hereby grants the Publisher all of its rights  to modify and prepare derivative works of any or all of the Games and/or related materials to designate Publisher as the publisher of the Games.

1.3  The grant of rights to the Publisher pursuant to this Agreement shall also include the right to sublicense and to appoint third parties to assist the Publisher in performing its obligations and to exercise its rights under this Agreement, for example but not limited to appointing sub-distributors, book publishers, marketing agencies, or manufacturers, in the Publisher’s sole discretion.  Licensor hereby grants to Publisher the right to subcontract the manufacture of the Games.  Publisher undertakes to inform any such subcontract manufacturers of Licensor’s rights and state in Publisher’s contract with the subcontractor that the subcontractor shall not sell or distribute the Games other than to fulfill orders from Publisher for the Games, as permitted by this Agreement.

1.4  Publisher acknowledges that rights in and to certain Games may have previously been granted by the prior owner of the Games, and the license granted to Publisher herein is subject to such prior grants.  Notwithstanding the forgoing, Licensor hereby irrevocably assigns any and all amounts which are due or become due to Licensor in connection with such agreements to Publisher and all such amounts shall be paid, if at all, by the relevant licensee directly to Publisher.  Such amounts shall be subject to the payment of Royalties as described herein.  Licensor shall execute all assignments reasonably requested by Publisher to direct all such licensees to remit all current and future payments with respect to any of the Games directly to Publisher. Licensor makes no representation or covenant as to the validity or collectability of such amounts or the validity or enforceability of any such third party agreements.

1.5   Licensor acknowledges that there is no assurance that the market opportunity for the Games presently believed by the parties to exist will, in Publisher’s sole determination, continue to exist at a commercially reasonable level.  Accordingly, Publisher will have no obligation to market the Games, and the determination whether or not to market or continue marketing the Games, for any reason whatsoever, will be made by Publisher in its sole discretion.

1.6   To the extent that Publisher develops and comes to own any right or interest, whether or not patentable, protected by copyright (including derivative works), trademark or other intellectual property rights in the Games or related material or any element thereof (“Improvements”), Publisher will grant to Licensor an irrevocable, royalty-free, exclusive license, with the right to assign and sublicense, to manufacturer, use, sell, make, have made, import, reproduce, modify, further develop, distribute, rent, market and exploit, advertise and promote the Games and related materials incorporating or embodying such Improvements.

2. DELIVERY OF GAMES AND RELATED MATERIAL

Publisher has been given the opportunity to conduct due diligence as to the Games and the rights thereto and is fully satisfied that this Agreement is sufficient to convey all rights to the Games and related materials that the Licensor owns. Licensor makes no representation or warranty, including without limitation any warrant as to merchantability or fitness with respect to the Games and the rights thereto.

3. PUBLICATION

Licensor shall not object to Publisher operating as and being shown as the publisher of the Games . Publisher shall be responsible for the manufacturing of units of finished goods of the Games.  At Publisher’s discretion, Publisher logos or Publisher sub-brand logos may be included at various places on or in the Games and packaging, including on the front of the box, manuals, and all traditional places for logo placement.

4. MARKETING

For the avoidance of doubt, Licensor’s grant of the license to Publisher above includes a license to the Publisher to use the Games, related materials and their component parts in connection with the marketing and promotion of the Games.

5. USE AND OWNERSHIP OF TRADEMARK

5.1. Publisher shall use all licensed trademarks only in connection with the manufacture, sale and promotion of the Games and in the form and manner specified by Licensor from time to time; and in compliance with all applicable laws, including use of the ® and TM signs next to the trademark as appropriate.

5.2.           All of Publisher's use of the trademark shall be subject to Licensor's prior approval and Publisher will periodically provide Licensor with sample Games and related material for review and inspection.  Publisher shall manufacture and sell Games and related material consistent with their existing level of quality and consistent with the high level of quality characteristic of existing products sold by Publisher.

5.3.           Publisher acknowledges that Licensor owns the trademarks, related rights and all associated goodwill.  Nothing in this Agreement or otherwise implied by law shall grant Publisher any right, title, or interest in or to the trademarks other than as specified in this Agreement.  All uses of the trademarks shall inure solely to the benefit of Licensor. Publisher shall cooperate with Licensor in executing and filing with applicable government offices such documents as may be required to record the rights granted by this Agreement or to protect, maintain and enforce Licensor’s trademark rights.

5.4.           Publisher shall not register or use any mark, name, domain name, word, designation, symbol or other trademark that: (i) consists of or contains Licensor’s trademark(s); (ii) is identical to or is or could be confused with Licensor’s trademark(s); (iii) may impair or lessen the distinctiveness of Licensor’s trademark(s); or (iv) may depreciate or otherwise adversely affect Licensor’s goodwill in the trademarks.

6. PAYMENT TERMS

6.1 Subject to the terms of this Section 5, Publisher agrees to pay Licensor royalties of 3.75% of gross cash received by Publisher for the exploitation of the Games (“Royalties”).  Royalties shall be payable within forty five (45) days of the end of each calendar quarter when such Royalties are achieved and shall be provided to Licensor together with an accompanying statement. Parent hereby guarantees the prompt payments of the Royalties and any other amounts due under this Agreement.

6.2  From the date hereof through May 1, 2011, Licensor shall be entitled to receive minimum Royalties from Publisher in accordance with the following table:

Royalty Period	Minimum Aggregate Royalty Amount (determined on a cumulative basis from the date of execution of this Agreement)	Payment Date

From the date of this Agreement through July 31, 2009	$75,000	August 1, 2009
August 1, 2009 through October 31, 2009	$75,000	November 1, 2009
November 1, 2009 through January 31, 2010	$75,000	February 1, 2010
February 1, 2010 through April 30, 2010	$75,000	May 1, 2010
May 1, 2010 through July 31, 2010	$75,000	August 1, 2010
August 1, 2010 through October 30, 2010	$75,000	November 1, 2010
November 1, 2010 through January 31, 2011	$75,000	February 1, 2011
February 1, 2011 through April 30, 2011	$2,075,000	May 1, 2011

On each of the foregoing Payment Dates, Publisher shall pay to Licensor the difference between the applicable Minimum Aggregate Royalty Amount and the actual aggregate Royalties paid by Publisher to Licensor, in each case determined on a cumulative basis from the date of this Agreement.

In the event that the Publisher is required by tax authorities to withhold any payments due to Licensor hereunder, it shall be entitled to do so.

6.3  At any time prior to April 1, 2011,  Publisher shall have the option, in its sole discretion, to purchase all rights in and to the Games from Licensor for a purchase price equal to  that indicated in the table below,  paid to Licensor under this Agreement.

Option Period	Purchase Price	Plus Minimum Royalty Payment of

From the date of this Agreement through July 31, 2009	$2,000,000	$75,000
August 1, 2009 through October 31, 2009	$2,000,000	$75,000(plus previously unpaid amounts)
November 1, 2009 through January 31, 2010	$2,000,000	$75,000 (plus previously unpaid amounts)
February 1, 2010 through April 30, 2010	$2,000,000	$75,000 (plus previously unpaid amounts)
May 1, 2010 through July 31, 2010	$2,000,000	$75,000 (plus previously unpaid amounts)
August 1, 2010 through October 30, 2010	$2,000,000	$75,000 (plus previously unpaid amounts)
November 1, 2010 through January 31, 2011	$2,000,000	$75,000 (plus previously unpaid amounts)
February 1, 2011 through April 30, 2011	$2,000,000	$75,000 (plus previously unpaid amounts)

6.4  At any time after April 1, 2011, Licensor shall have the right to sell all rights in and to the Games to Publisher for an amount equal to $2,600,000 dollars less all amounts paid to Licensor under this Agreement, including royalties and minimum guaranties, but in no event less than $1.

6.5  Within one (1) month of the Effective Date of this Agreement, Licensor at its sole discretion may demand that Publisher use commercially reasonable efforts to record with the various government entities Licensor’s and/or Publisher’s ownership interest in all of the intellectual property rights licensed herein.  Publisher will be responsible for maintaining for the benefit of Licensor  all worldwide rights in the licensed intellectual property, including all pending and registered trademarks, designs and copyrights, and pending and issued patents, and Publisher agrees that it will pay and incur all costs and fees payable to any government entity or third party, including attorney’s fees, reasonably incurred to record Licensor’s interest in the licensed intellectual property or to protect, maintain, renew and enforce such licensed intellectual property.

6.6           Within one (1) month of the Effective Date of this Agreement, Publisher shall pay to Licensor in immediately available funds the sum of $42, 398 in reimbursement of certain fees and expenses incurred by Licensor on behalf of Publisher.

6.7           Publisher hereby agrees to pay directly, or within two Business Days of demand by Licensor, reimburse Licensor for all fees, costs, expenses, claims, indemnification obligations and similar amounts incurred by Licensor pursuant to or as a result of the Purchase Agreement.

7. AUDIT

7.1 In conjunction with this Agreement, the Publisher agrees to keep and maintain books and records related to the sales of the Games for at least one year after such sales are made.

7.2 Upon thirty (30) business days prior written notice, Licensor and its authorized representative(s) shall have the right, not more than once  every twelve months, to review and/or audit the books and records of the Publisher described in Section 5.1, above, in order to verify amounts paid to Licensor.    Such examination shall be conducted on the premises of the Publisher, during normal business hours and in such a manner as to not unduly interfere with the business of the Publisher.  Licensor and its representative(s) shall not disclose to any other person, firm, or corporation, or use, any information acquired as a result of any such examination.

8.  THIRD PARTY AGREEMENTS

8.1   Licensor shall comply with all terms and conditions of all third party agreements relating to the Games and/or their component parts (“Third Party Agreements”) and shall keep all such Third Party Agreements in full force and effect until they expire pursuant to their terms.

8.2   Licensor shall not amend any Third Party Agreements without the consent of Publisher.

9. WARRANTIES AND INDEMNITY

9.1 Licensor represents and warrants to Publisher as follows:

9.1.1 Licensor has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and when executed and delivered, this Agreement will be the valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as may be limited by general principles of equity that restrict the availability of equitable remedies.

9.1.2 The execution and delivery of this Agreement by Licensor and the performance by Licensor of its obligations hereunder, do not and will not violate Licensor’s organizational documents and any agreement to which Licensor is a party or by which it is or will be otherwise bound.

9.1.3  Licensor has not transferred or encumbered the right, title, and interest in the Games, that Licensor acquired pursuant to the Purchase Agreement, and Licensor has not granted or licensed any such rights prior to the date hereof, except as provided in this Agreement.

9.1.4  Licensor’s grant of rights (as defined in Subsections 1.1-1.3) to Publisher herein is consistent with and limited by the rights that Licensor acquired pursuant to the Purchase Agreement, which may be adversely effected by existing agreements, restrictions and third party obligations, both known and unknown.  Publisher acknowledges that the intellectual property rights being licensed herein may be subject to restrictions or deficiencies that have not been disclosed to the Publisher and that it may not be capable of being licensed or otherwise transferred to the Publisher.  The Publisher shall not (unless it has obtained any necessary consent) use the intellectual property rights or otherwise infringe any rights of any person without first obtaining any necessary consents, licenses or regulations.  Licensor’s grant of rights to Publisher herein is subject to any such known or unknown agreements, restrictions and third party obligations, and such grant of rights to Publisher is on an as is basis, with any warranties or indemnities.

9.1.5  Licensor shall comply with all applicable laws, regulations, rules and statutes in connection with its performance of its obligations under this Agreement.

9.2 Publisher and Parent jointly and severally represent and warrant to Licensor that:

9.2.1 Publisher and Parent each has the full corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and when executed and delivered, this Agreement will be the valid and binding obligation of each of Publisher and Parent enforceable against Publisher and Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as may be limited by general principles of equity that restrict the availability of equitable remedies.

9.2.2 The execution and delivery of this Agreement by each of Publisher and Parent and the performance by each of Publisher and Parent of its obligations hereunder, do not and will not violate either of Publisher’s or Parent’s organizational documents and any agreement to which Publisher or Parent is a party or by which it is or will be otherwise bound, including any Third Party Agreement.

9.3 Publisher agrees to defend, indemnify and hold Licensor and its employees and representatives (“Licensor Parties”) harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys’ and experts’ fees and legal costs) made by third parties against the Licensor Parties or suffered or incurred by the Licensor Parties by reason of or in connection with any breach of this Agreement by the Publisher.

10. TERMINATION

10.1 Publisher shall have the right to terminate this Agreement, either in its entirety or on a Game by Game basis, in the event that Licensor is in breach of its obligations under this Agreement which (if capable of cure) is not cured within ten (10) days after receipt of notice from Publisher; and/or if Licensor becomes insolvent or bankrupt, is subject to a petition for bankruptcy, or makes an assignment of all or substantially of its assets for the benefit of creditors.  Licensor shall have the right to terminate this Agreement in the event that Publisher is in breach of its obligations under this Agreement which (if capable of cure) is not cured within thirty (30) days after receipt of written notice thereof from Licensor.  and/or if Publisher becomes insolvent or bankrupt, is subject to a petition for bankruptcy, or makes an assignment of all or substantially of its assets for the benefit of creditors.

10..2  Either party may terminate this Agreement with respect to any particular Game(s) in the event Licensor loses the right to exploit such Game(s).

10..3 The termination of this Agreement (however caused) shall be without prejudice to the rights or remedies of the parties which each may have under this Agreement, at law or otherwise.

11. CONFIDENTIALITY

11.1 Each party agrees to keep confidential any confidential information belonging to the other party. Neither party shall, without the other party’s prior written approval, make any press release or other public announcement, or give any interviews, concerning the transactions contemplated by this Agreement and the specific terms hereof, except as and to the extent that such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and such party shall use diligent efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and, if any, U.S. Securities and Exchange Commission disclosure obligations.

11.2 Notwithstanding the above provision, the parties shall be entitled to disclose such confidential information to its associated companies (being companies which are owned by a contracting party or its parent company or under common control with contracting party, or controls contracting party), and either party shall be entitled to disclose such confidential information to its professional advisers and potential investors provided always that, each party shall be responsible for ensuring the compliance with this clause by such associated companies and/or such professional advisers or investors, and as may be required by and laws and/or regulations of the U.S. Securities and Exchange Commission.

12. MISCELLANEOUS

12.1 This Agreement and all disputes arising from or related to this Agreement or its subject matter shall be governed, resolved, and remedied in accordance with the laws of the State of New York, applicable to agreements, acts, omissions, and behavior made, performed, and accomplished wholly in New York, without resort to conflict of law principles. In the event Licensor files suit against Publisher, it shall be brought exclusively in the state or federal courts located in New York County, New York.   Licensor and Publisher each hereby irrevocably submit to the jurisdiction and venue of any such court in any such action, suit or proceeding and agree not to assert, in any action, suit or proceeding by way of motion, as a defense or otherwise, any claim that Licensor or Publisher, as the case may be, is not personally subject to the jurisdiction of such court, or that such action, suit or proceeding is brought in an inconvenient forum, or that the venue is improper or that the subject matter hereof cannot be enforced in such court.

12.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY OF ITS INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, OR THE BREACH OF ANY OF ITS PROVISIONS, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE OR ANY REMEDY SPECIFIED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.  THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY FOR THIRD PARTY CLAIMS.

12.3 Licensor shall not assign the Agreement without the prior written consent of Publisher, which consent shall not be unreasonably withheld.  Any purported assignment without such permission shall be deemed null and void.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Notwithstanding the foregoing, the Licensor may freely assign this Agreement to an affiliate or a financing source.

12.4 Nothing contained in this Agreement shall be construed so as to make the parties partners or joint venturers or to create a franchisor/franchisee relationship between the parties or to permit either party to bind the other party to any agreement or purport to act on behalf of the party in any respect.

12.5 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

12.6 If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained in this Agreement.

12.7 All notices to be given under this Agreement shall be in writing, sent by certified mail or reputable overnight courier, given at the respective addresses of the parties as set forth on page 1, attention General Counsel, unless notification of a change of address is given in writing. The date of notice shall be deemed to be the date the notice is received.

12.8 This Agreement contains the entire understanding of the parties with respect to its subject matter. Any and all prior representations or agreements by any employee, agent or representative of either party to the contrary shall be of no effect.

12.9 This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or internet, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party to any such agreement or instrument shall raise the use of a facsimile machine or internet to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or the internet as a defense to the formation of a contract and each such Party forever waives any such defense.

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THIS AGREEMENT SHALL NOT BE DEEMED AN OFFER AND SHALL NOT BECOME EFFECTIVE UNTIL FULLY EXECUTED BY BOTH PARTIES. Neither an unsigned draft nor any written, electronic or oral statement, representation or promise by any employee of either party regarding the subject matter hereof shall be binding unless and until set forth in an executed formal agreement.

ACCEPTED AND AGREED

ZOO PUBLISHING, INC.		NEW WORLD IP, LLC.

By:	/s/ Mark E. Seremet	By :	/s/ John E. Stuart
	Name: Mark E. Seremet		Name: John E. Stuart
	Title: Chief Executive Officer		Title: Manager

ZOO ENTERTAINMENT, INC.

By :	/s/ Mark E. Seremet
Name: Mark E. Seremet
Title: Chief Executive Officer